Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated June 26, 2025, with respect to the financial statements of Allspring Core Bond Portfolio, Allspring Disciplined International Developed Markets Portfolio, Allspring Disciplined Large Cap Portfolio, Allspring Macro Strategies Portfolio, Allspring Real Return Portfolio, Allspring Small Company Growth Portfolio, and Allspring Small Company Value Portfolio, seven of the portfolios comprising Allspring Master Trust, as of April 30, 2025, incorporated herein by reference and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts
August 25, 2025